Fourth Amendment
to the
CTS Corporation Pension Plan
(Amended and Restated Effective as of July 1, 2015)
Whereas, CTS Corporation (the “Company”) maintains the CTS Corporation Pension Plan (the “Plan”) for the benefit of its eligible employees; and
Whereas, the Plan consists of a main Plan document and several Appendices which form a part of the Plan and which together constitute a “single plan” as such term is defined in Internal Revenue Code Section 1.414(1)–1(b)(1); and
Whereas, under section 9.1 of the Plan, the Company reserves the right to amend, modify, suspend, or terminate the Plan (including the Appendices made a part thereof) at any time by resolution of the Board of Directors; and
Whereas, the Company desires to amend the Plan in order to:
1.expand the joint and survivor annuity options to certain participants who were previously married;
2.    clarify that the small amount cashout provisions apply to the qualified preretirement survivor annuity;
3.    reference new IRS mortality tables for purposes of determining the amount of lump sum distributions; and
4.    eliminate special Plan provisions relating to claims and appeals of disability determinations.
Now, Therefore, the Plan is amended as follows, effective as of the dates described below:

1.	Section 6.5 of the Plan is revised by adding subsection (f) as follows, effective as of April 1, 2018:

“(f)
Availability of Joint and Survivor Annuity to certain former Spouses. In addition to being the normal form of payment for a married Participant, the Qualified Joint and Survivor Annuity shall also be made available by the Administrator to certain Participants with a former Spouse who do not choose to obtain a qualified domestic relations order, as described in section 7.7. The Administrator shall make this option and the Optional Joint and (75%) Survivor Annuity available on a nondiscriminatory and uniform basis to such similarly situated Participants, but without application of the Spousal consent requirement described in subsection (d) above.”

2.	Section 6.6(a) of the Plan is revised and clarified to read as follows, effective as of July 1, 2017:

“(a)
Eligibility. In the case of a Participant who has a nonforfeitable right to all or a portion of his accrued benefit, who has a surviving Spouse, and who dies prior to his Annuity Starting Date (whether or not such Participant is employed by the Employer at the time of his death), there shall be payable to his surviving Spouse a Preretirement Survivor Annuity, subject to the provisions of section 6.7(a) and (b).”

3.	Section 6.11(b) of the Plan is revised by amending the second paragraph to read as follows, effective as of July 1, 2018:
“Post-2007 Plan Year Annuity Starting Dates. For distributions with an Annuity Starting date after June 30, 2008, and prior to July 1, 2018, the IRS Mortality Table and IRS Interest Rate shall be determined as follows:”

4.	Section 6.11 of the Plan is revised by adding subsection (c) as follows, effective as of July 1, 2018:

“(c)
Annuity Starting Dates on or after July 1, 2018. For distributions with an Annuity Starting Date on or after July 1, 2018, the IRS Interest Rate and IRS Mortality Table shall be determined in accordance with paragraphs (1) and (2) below:

(1)
IRS Mortality Table. The term “IRS Mortality Table” means the mortality table prescribed by the IRS pursuant to Code section 417(e)(3), which table is based on the mortality table specified for a Plan Year under subparagraph (A) of Code section 430(h)(3) (without regard to subparagraph (C) or (D) of that section), and which the IRS shall publish from time to time.

For stability periods beginning in 2018 (i.e., the 2018 Plan Year), such mortality table will be the table published in Appendix B of IRS Notice 2017-60. For stability periods beginning after 2018, such mortality table will be the table published in comparable IRS guidance issued in future years.

(2)
IRS Interest Rate. The term “IRS Interest Rate” means the interest rate prescribed by the IRS pursuant to Code section 417(e), which means the adjusted first, second, and third segment rates, based on the monthly corporate bond yield curve “spot” rates, applied under rules similar to the rules of Code section 430(h)(2)(C) (determined by not taking into account any adjustment under clause (iv) thereof, and by substituting average yields for the month described in the following paragraph for the average yields for the 24-month period described in Code section 430(h)(2)(D)).

The IRS Interest Rate for the Plan Year in which the Annuity Starting Date occurs shall be the rate determined for May of the preceding Plan Year. (For purposes of determining the appropriate IRS Interest Rate, the “stability period” under IRS guidance is the Plan Year.)

The IRS Interest Rate and the IRS Mortality Table described above shall be determined in accordance with Code sections 417(e) and 430(h), as well as any written guidance issued by the IRS or Treasury regarding such interest rate or mortality table.”

5.	Section 11.3 of the Plan is revised by adding the following new subsection (e), and by relabeling current subsection (e) as new subsection (f):

“(e)
Inapplicability of Supplemental Claims Procedures for Disability Pension Benefits. The provisions described in subsections (b) and (d) above shall cease to apply, effective June 30, 2018. Pursuant to section 5.3, no new Total and Permanent Disability shall be recognized, and any claims relating to a prior disability pension benefit shall be subject to the remaining provisions of section 11.3.”

* * * * * * * * * * * * * * * * * *
In Witness Whereof, CTS Corporation has caused this Fourth Amendment to be signed on its behalf and attested by its duly authorized officers this ____ day of ______________, 2018, but effective as of the dates described above.

CTS Corporation

By:

Attest:

By:

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